Exhibit 99(e)(1)(i)

AMENDMENT

          This Amendment (the “Amendment”) is made and entered into on this 18th day of August, 2009 between TAMARACK FUNDS TRUST (the “Trust”), a Delaware statutory trust, and TAMARACK DISTRIBUTORS INC. (“Distributor”).

          WHEREAS, the Trust and Distributor have entered into a Distribution Agreement dated as of April 16, 2004, as amended and supplemented from time to time, (the “Agreement”); and

          WHEREAS the Trust and Distributor desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. SCHEDULE A Schedule A to the Agreement is hereby amended and restated, as attached.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

TAMARACK FUNDS TRUST		TAMARACK DISTRIBUTORS INC.

By:	/s/ Erik R. Preus	By:	/s/ Erik R. Preus
Name: Erik R. Preus		Name: Erik R. Preus
Title: President		Title: President
Date: August 18, 2009		Date: August 18, 2009

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT
BETWEEN TAMARACK FUNDS TRUST
AND TAMARACK DISTRIBUTORS INC.

Tamarack Mid Cap Growth Fund
Tamarack Enterprise Fund
Tamarack Small Cap Core Fund
Tamarack Microcap Value Fund
Tamarack Quality Fixed Income Fund
Access Capital Community Investment Fund